Exhibit 99

MEREDITH CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2008

Publishing quarterly profit grows nearly 30 percent on strong advertising performance

DES MOINES, IA, (Jan. 22, 2008) - Meredith Corporation (NYSE: MDP), one of the nation's leading media and marketing companies, today reported fiscal 2008 second quarter net earnings of $36 million, or $0.75 per share, compared to net earnings of $35 million, or $0.72 per share, in the year ago period. Earnings per share, excluding the $0.02 impact of discontinued operations, were $0.73, equal to the prior-year quarter. Revenues were $396 million.

"Our magazine, integrated marketing and online businesses delivered strong results during the second quarter, as we continued to capitalize on the strength of our brands and ability to consistently deliver valuable audiences to our advertising and marketing partners," said Stephen M. Lacy, Meredith's President and Chief Executive Officer. "Our success at overcoming the dual challenge of an off-political year at our television stations and higher postal rates speaks directly to the breadth and strength of our media properties and marketing capabilities."

For the first six months of 2008, earnings per share were $1.43, up 7 percent from the $1.34 per share earned in first half of fiscal 2007. Net earnings increased 6 percent to $69 million. Revenues were $800 million. Strong Publishing Group performance more than offset the cyclical decline in Broadcasting Group results due to the lack of political advertising.

OPERATING HIGHLIGHTS

Publishing

Publishing operating profit increased nearly 30 percent over the prior-year quarter to $45 million and operating profit margin increased nearly 3 percentage points. Publishing revenues rose 5 percent to $309 million and advertising revenues rose 8 percent, led by More (+30%), Parents (+17%), Better Homes and Gardens (+9%) and Family Circle (+8%) magazines.

"Our core magazine business continued to outperform the industry during the quarter, highlighting our leadership in the women's service field and the momentum of our parenthood titles," Lacy said. "Additionally, our custom marketing and online businesses continue to post impressive revenue growth, partially offset by continued weakness at Meredith Books."

Circulation contribution and margin increased in the quarter. Circulation revenues declined, due primarily to the transition of Parents, Family Circle and Fitness magazines to the Meredith direct-to-publisher model.

For the first six months of fiscal 2008, publishing operating profit grew 22 percent to $100 million and operating profit margin increased 2 percentage points. Publishing revenues rose 6 percent to $638 million and advertising revenues grew 11 percent.

Meredith's consumer magazines continue to demonstrate powerful and enduring consumer appeal. According to recently released data from Mediamark Research and Intelligence, Meredith's large subscription magazines have a readership of nearly 100 million consumers, equal to levels five years ago. This is in sharp contrast to trends in the print industry, particularly newspapers and news weekly magazines, which have experienced significant readership declines in recent years.

In October, Better Homes and Gardens was named 2007 Magazine of the Year by Advertising Age, and More magazine was named runner-up on its 10-title A-List. Meredith captured the top two spots for the first time in the award's history.

Second quarter revenues at Meredith Integrated Marketing rose more than 50 percent and operating profit increased more than 60 percent. Results included increased contributions from three marketing acquisitions over the last year: Genex, New Media Strategies and Directive. On a comparable basis, revenues and operating profit each rose 15 percent.

Second quarter revenues at Meredith Interactive Media rose more than 25 percent, benefiting from the redesigns of BHG.com and Parents.com, and strong performance at Meredith's niche enthusiast sites. The number of unique visitors averaged 10 million and page views averaged nearly 150 million per month during the quarter. The average time spent on the sites per visitor grew 5 percent to 12 minutes. The total number of videos viewed rose 75 percent to 2.7 million.

Broadcasting

Broadcasting operating profit declined to $28 million from $40 million, and revenues decreased 16 percent to $88 million in the second quarter. For the first six months, operating profit declined to $41 million from $58 million, and revenues decreased 13 percent to $162 million.

These results reflect the cyclical decline in political advertising. Net political revenues were $22 million less than the prior-year quarter, and $30 million less than the prior-year fiscal first half. Non-political advertising revenues grew 6 percent in the quarter, and 4 percent in the first six months of the fiscal year.

"We were particularly pleased to deliver strong non-political advertising gains," Lacy said. "Our investments in local news and non-traditional sources of revenue - including our unique Cornerstone programs, the Internet and our video initiatives - are delivering strong growth."

Broadcasting continued to strengthen its news position in the November ratings book. Highlights included:

  Meredith's CBS affiliate in Hartford and its Fox affiliate in Portland, Oregon, had outstanding books. Both were the top-rated stations across all news time periods.

  Meredith's Fox affiliates in Greenville, Las Vegas and Portland posted strong growth in morning news, which is the fastest-growing daypart in terms of viewers and advertising revenues. Morning news now accounts for one-third of news revenues across the Broadcasting Group, up from 25 percent three years ago.

Broadcasting online revenues rose 50 percent during the quarter. The number of average unique visitors rose six-fold to 3 million per month, reflecting ongoing investments in technology, content, promotions and sales related activities. The number of videos streamed on Broadcasting's sites nearly doubled to 1.5 million per month.

Better, Meredith's daily lifestyle television program that runs across the Company's station group and is in syndication to three non-Meredith stations, is off to a strong start. It won its time period in Hartford and has strong ratings in both Greenville and Portland. Content from the Better show is also available online at www.better.tv and www.parents.tv, Meredith's broadband video channels.

Last month, Meredith parenthood video content launched across Comcast Corp.'s cable systems on a new video on demand channel branded Parents TV. It reaches more than 12 million households, and Meredith and Comcast share the advertising revenues.

OTHER FINANCIAL INFORMATION

Meredith generated more than $41 million in free cash flow during the quarter. The Company repurchased approximately 490,000 shares in the quarter as part of its ongoing share repurchase program, compared to 88,000 shares in the prior-year quarter. For the first six months of fiscal 2008, Meredith repurchased 1.4 million shares, compared to approximately 1.1 million shares in all of fiscal 2007.

Meredith retired $40 million of debt during the quarter. Total debt was $420 million as of December 31, 2007, versus $475 million as of June 30, 2007. The weighted average interest rate was 5 percent on December 31, 2007.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached statement of earnings.

OUTLOOK

Meredith continues to expect fiscal 2008 earnings per share to range from $3.50 to $3.55.

Publishing advertising revenues and Broadcast pacings for the fiscal third quarter are currently down slightly, compared to the prior-year quarter.

Meredith expects to report earnings per share of approximately $0.98 in the fiscal third quarter. The Company continues to absorb an annualized postal rate increase of more than $13 million in fiscal 2008.

A number of uncertainties remain that may affect our outlook as stated in this press release for results in the third quarter and full fiscal year. These include overall advertising volatility; the performance of the Company's retail businesses; the amount of political advertising revenues generated at the Company's broadcast television stations; and paper prices and postal rates. These and other uncertainties are referenced below under "Safe Harbor" and in certain of the Company's SEC filings.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on January 22, 2008, at 11 a.m. EST (10 a.m. CST) to discuss fiscal second quarter results. A live webcast will be accessible to the public on the Company's web site, www.meredith.com, and a replay will be available for one week after the call. A transcript will be available within 48 hours following the conference call on www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA and free cash flow are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA and free cash flow provide additional analytical tools to clarify the Company's results from core operations and delineate underlying trends. Meredith does not use EBITDA or free cash flow as a measure of liquidity or funds available for management's discretionary use because they include certain contractual and non-discretionary expenditures.

Reconciliations of non-GAAP to GAAP measures are included in the attached tables. The attached consolidated financial statements and reconciliation tables will be made available on the Company's web site, www.meredith.com/investors/index.html. Please click on "Non-GAAP/GAAP Reconciliation."

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcasting pacings and publishing advertising revenues, along with the Company's earnings per share outlook for the third quarter and all of fiscal 2008.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group features 25 subscription magazines - including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness and More - and publishes approximately 180 special interest publications under approximately 80 titles. Meredith owns 13 television stations, including properties in top-25 markets Atlanta, Phoenix and Portland, OR. Additionally, Meredith has an extensive online presence that includes more than 40 web sites and two broadband channels - Better.tv and Parents.tv.

Meredith Integrated Marketing has established marketing relationships with some of America's leading companies. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to conduct precise targeted-marketing campaigns. Meredith publishes four Spanish-language titles, making Meredith the leading publisher serving Hispanic women in the United States.

Shareholder/Financial Analyst Contact: Mike Lovell Director of Investor Relations Phone: (515) 284.3622 E-mail: Mike.Lovell@Meredith.com	Media Contact: Art Slusark VP/Corporate Communications Phone: (515) 284.3404 E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings - Unaudited

Three Months				Six Months
Period Ended December 31,	2007	2006	Change	2007	2006	Change
(In thousands except per share data)
Revenues
Advertising	$239,256	$245,537	(2.6)%	$493,591	$484,106	2.0%
Circulation	72,959	78,837	(7.5)%	153,245	162,598	(5.8)%
All other	84,030	74,972	12.1%	153,482	138,993	10.4%
Total revenues	396,245	399,346	(0.8)%	800,318	785,697	1.9%
Operating expenses
Production, distribution and editorial	166,122	161,353	3.0%	341,830	328,918	3.9%
Selling, general and administrative	153,046	160,939	(4.9)%	308,616	311,879	(1.0)%
Depreciation and amortization	12,025	11,034	9.0%	24,143	22,064	9.4%
Total operating expenses	331,193	333,326	(0.6)%	674,589	662,861	1.8%
Income from operations	65,052	66,020	(1.5)%	125,729	122,836	2.4%
Interest income	296	437	(32.3)%	648	670	(3.3)%
Interest expense	(5,734)	(7,452)	(23.1)%	(11,897)	(14,772)	(19.5)%
Earnings from continuing operations before income taxes	59,614	59,005	1.0%	114,480	108,734	5.3%
Income taxes	24,401	23,188	5.2%	45,799	42,731	7.2%
Earnings from continuing operations	35,213	35,817	(1.7)%	68,681	66,003	4.1%
Income from discontinued operations, net of taxes	846	(790)	NM	748	(480)	NM
Net earnings	$36,059	$35,027	2.9%	$69,429	$65,523	6.0%

Basic earnings per share
Earnings from continuing operations	$0.74	$0.75	(1.3)%	$1.44	$1.38	4.3%
Discontinued operations	0.02	(0.02)	NM	0.02	(0.01)	NM
Basic earnings per share	$0.76	$0.73	4.1%	$1.46	$1.37	6.6%
Basic average shares outstanding	47,287	47,905	(1.3)%	47,541	47,951	(0.9)%

Diluted earnings per share
Earnings from continuing operations	$0.73	$0.73	-	$1.41	$1.35	4.4%
Discontinued operations	0.02	(0.01)	NM	0.02	(0.01)	NM
Diluted earnings per share	$0.75	$0.72	4.2%	$1.43	$1.34	6.7%
Diluted average shares outstanding	48,325	48,961	(1.3)%	48,576	48,929	(0.7)%

Dividends paid per share	$0.185	$0.160	15.6%	$0.370	$0.320	15.6%

NM - Not meaningful

Meredith Corporation and Subsidiaries
Segment Information - Unaudited

Three Months				Six Months
Period Ended December 31,	2007	2006	Change	2007	2006	Change
(In thousands)
Revenues
Publishing	$308,608	$294,666	4.7%	$638,130	$600,114	6.3%
Broadcasting
Non-political advertising	85,168	80,291	6.1%	157,660	151,025	4.4%
Political advertising	1,436	23,930	(94.0)%	2,508	32,488	(92.3)%
Other revenues	1,033	459	125.1%	2,020	2,070	(2.4)%
Total broadcasting	87,637	104,680	(16.3)%	162,188	185,583	(12.6)%
Total revenues	$396,245	$399,346	(0.8)%	$800,318	$785,697	1.9%

Operating profits
Publishing	$44,512	$34,425	29.3%	$99,945	$82,253	21.5%
Broadcasting	27,564	40,464	(31.9)%	41,141	58,455	(29.6)%
Unallocated corporate	(7,024)	(8,869)	20.8%	(15,357)	(17,872)	14.1%
Income from operations	$65,052	$66,020	(1.5)%	$125,729	$122,836	2.4%

Depreciation and amortization
Publishing	$5,305	$4,580	15.8%	$10,505	$9,168	14.6%
Broadcasting	6,329	5,959	6.2%	12,707	11,890	6.9%
Unallocated corporate	391	495	(21.0)%	931	1,006	(7.5)%
Total depreciation and amortization	$12,025	$11,034	9.0%	$24,143	$22,064	9.4%

EBITDA [1]
Publishing	$49,817	$39,005	27.7%	$110,450	$91,421	20.8%
Broadcasting	33,893	46,423	(27.0)%	53,848	70,345	(23.5)%
Unallocated corporate	(6,633)	(8,374)	(20.8)%	(14,426)	(16,866)	(14.5)%
Total EBITDA	$77,077	$77,054	-	$149,872	$144,900	3.4%

1 EBITDA is earnings from continuing operations before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

Assets	(Unaudited) December 31, 2007	June 30, 2007
(In thousands)
Current assets
Cash and cash equivalents	$29,722	$39,220
Accounts receivable, net	251,019	267,419
Inventories	56,939	48,836
Current portion of subscription acquisition costs	66,731	70,553
Current portion of broadcast rights	19,307	11,307
Other current assets	29,667	15,305
Total current assets	453,385	452,640
Property, plant, and equipment	443,221	445,846
Less accumulated depreciation	(245,835)	(239,820)
Net property, plant, and equipment	197,386	206,026
Subscription acquisition costs	61,633	66,309
Broadcast rights	7,985	9,309
Other assets	96,738	101,178
Intangible assets, net	788,107	794,996
Goodwill	500,646	459,493
Total assets	$2,105,880	$2,089,951

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$125,000	$100,000
Current portion of long-term broadcast rights payable	20,044	12,069
Accounts payable	109,176	78,156
Accrued expenses and other liabilities	122,529	105,359
Current portion of unearned subscription revenues	187,778	191,445
Total current liabilities	564,527	487,029
Long-term debt	295,000	375,000
Long-term broadcast rights payable	17,213	18,584
Unearned subscription revenues	167,324	167,873
Deferred income taxes	142,039	166,597
Other noncurrent liabilities	97,962	41,667
Total liabilities	1,284,065	1,256,750
Shareholders' equity
Common stock	37,911	38,970
Class B stock	9,229	9,262
Additional paid-in capital	63,545	58,945
Retained earnings	719,414	727,628
Accumulated other comprehensive income	567	2,499
Unearned compensation	(8,851)	(4,103)
Total shareholders' equity	821,815	833,201
Total liabilities and shareholders' equity	$2,105,880	$2,089,951

Meredith Corporation and Subsidiaries Condensed Consolidated Statements of Cash Flows - Unaudited

Six Months Ended December 31,	2007	2006
(In thousands)
Net cash provided by operating activities	$142,919	$93,299

Cash flows from investing activities
Acquisitions of businesses	(1,920)	(2,146)
Additions to property, plant and equipment	(10,210)	(19,269)
Net cash used in investing activities	(12,130)	(21,415)

Cash flows from financing activities
Proceeds from issuance of long-term debt	90,000	95,000
Repayments of long-term debt	(145,000)	(150,000)
Purchases of Company stock	(77,482)	(32,156)
Proceeds from common stock issued	9,442	17,277
Dividends paid	(17,607)	(15,367)
Excess tax benefits from share-based payments	360	1,217
Net cash used in financing activities	(140,287)	(84,029)
Net decrease in cash and cash equivalents	(9,498)	(12,145)
Cash and cash equivalents at beginning of period	39,220	30,713
Cash and cash equivalents at end of period	$29,722	$18,568

Meredith Corporation and Subsidiaries								Table 1
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA

Consolidated EBITDA, which is reconciled to earnings from continuing operations in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, and amortization.  Segment EBITDA is a measure of segment earnings before depreciation and amortization.  Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three months Ended December 31, 2007				Six months Ended December 31, 2007
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 308,608	$ 87,637	$ -	$ 396,245	$ 638,130	$ 162,188	$ -	$ 800,318

Operating profit	$ 44,512	$ 27,564	$ (7,024)	$ 65,052	$ 99,945	$ 41,141	$ (15,357)	$ 125,729
Depreciation and amortization	5,305	6,329	391	12,025	10,505	12,707	931	24,143
EBITDA	$ 49,817	$ 33,893	$ (6,633)	77,077	$110,450	$ 53,848	$ (14,426)	149,872
Less:
Depreciation and amortization				(12,025)				(24,143)
Net interest expense				(5,438)				(11,249)
Income taxes				(24,401)				(45,799)
Earnings from continuing operations				$ 35,213				$ 68,681
Segment EBITDA margin	16.1%	38.7%			17.3%	33.2%

	Three months Ended December 31, 2006				Six months Ended December 31, 2006
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$294,666	$ 104,680	$ -	$ 399,346	$ 600,114	$ 185,583	$ -	$ 785,697

Operating profit	$ 34,425	$ 40,464	$ (8,869)	$ 66,020	$ 82,253	$ 58,455	$ (17,872)	$ 122,836
Depreciation and amortization	4,580	5,959	495	11,034	9,168	11,890	1,006	22,064
EBITDA	$ 39,005	$ 46,423	$ (8,374)	77,054	$ 91,421	$ 70,345	$ (16,866)	144,900
Less:
Depreciation and amortization				(11,034)				(22,064)
Net interest expense				(7,015)				(14,102)
Income taxes				(23,188)				(42,731)
Earnings from continuing operations				$ 35,817				$ 66,003
Segment EBITDA margin	13.2%	44.3%			15.2%	37.9%

			Table continued

FREE CASH FLOW

Free cash flow, which is reconciled to earnings from continuing operations in the following table, is defined as earnings from continuing operations plus depreciation and amortization less capital expenditures.

	Three Months		Six Months
Period ended December 31,	2007	2006	2007	2006
(In thousands)
Free cash flow	$41,301	$33,254	$82,614	$68,798
Depreciation and amortization	(12,025)	(11,034)	(24,143)	(22,064)
Capital expenditures	5,937	13,597	10,210	19,269
Earnings from continuing operations	$35,213	$35,817	$68,681	$66,003